Exhibit 23.2

Consent of Independent Auditors

We consent to the reference of our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-108227) and related Prospectus of Argonaut Group, Inc. for the registration of 2,953,310 shares of its Series A Mandatory Convertible Preferred Stock and 3,549,784 shares of its Common Stock and to the incorporation by reference therein of our report dated April 1, 2003, with respect to the consolidated financial statements and schedules of Argonaut Group, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

December 3, 2003